Execution version

Dated __________________ 2023

DEED OF AMENDMENT AND RESTATEMENT

IN RESPECT OF A WARRANT INSTRUMENT DATED 4 NOVEMBER 2021,
AS AMENDED AND RESTATED ON 31 MARCH 2022

BABYLON HOLDINGS LIMITED

KIRKLAND & ELLIS INTERNATIONAL LLP
30 St. Mary Axe
London EC3A 8AF
Tel: +44 (0)20 7469 2000
Fax: +44 (0)20 7469 2001
www.kirkland.com
KE 53916-2:120562606.1

THIS DEED POLL is made on ______________________ 2023
By BABYLON HOLDINGS LIMITED, a public limited company incorporated and registered in Jersey with registered number 115471, the registered office of which is at 13 Castle Street, St Helier, Jersey JE1 1ES (the Company).
BACKGROUND:
(A)On 4 November 2021, the Company issued US$200,000,000 of unsecured notes due 2026 (the Notes) to certain funds managed by AlbaCore Capital LLP (the Note Subscribers).
(B)On the same date, Company entered into a deed poll pursuant to which it constituted 1,757,499 warrants to subscribe for the same number of Class A Ordinary Shares in the capital of the Company in connection with the issuance of the Notes (as amended from time to time, the Warrant Instrument).
(C)Pursuant to a note subscription agreement dated 23 December 2021, the Company agreed to issue up to a further USD$100,000,000 of Notes to the Note Subscribers and/or New Note Subscribers (as applicable and as each term is defined in such note subscription agreement) and 878,750 further Warrants in connection with such issuance.
(D)On 31 March 2022, the Company amended and restated the terms and conditions of the Warrant Instrument on the terms set out in a deed poll.
(E)On 15 December 2022, the Company completed a 1 for 25 share consolidation (the Reverse Share Split), pursuant to which every 25 existing Class A Ordinary Shares then in issue were consolidated into one new Class A Ordinary Share. The Reverse Share Split constituted an Adjustment (in accordance with clause 8 of the Warrant Instrument) such that Warrantholders’ Subscription Entitlement is now exercisable over 105,449 Warrant Shares.
(F)The Company wishes to further amend and restate the terms and conditions of the Warrant Instrument in accordance with clause 18.1 of the Warrant Instrument on the terms set out in this deed poll. The prior consent of a Warrantholder Majority to the amendment and restatement of the Warrant Instrument on the terms set out in this deed poll has been communicated to the Company in writing by the Warrantholders' Representative.
(G)It is the intention of the Company that this agreement be executed and delivered as a deed poll.
IT IS AGREED as follows:
1.    INTERPRETATION
1.1    Unless otherwise defined, capitalised terms used in this deed have the same meaning as given to them in the Warrant Instrument.
1.2    The interpretation provisions in the Warrant Instrument (including clause 1 (Interpretation)) are incorporated by reference into this deed poll and apply to this deed poll unless otherwise specified.
2.    AMENDMENT AND RESTATEMENT OF THE WARRANT INSTRUMENT
2.1    With effect from the date of this deed poll (the Effective Time), the Warrant Instrument shall be amended and restated in the form set out in Schedule 1 to this
i
KE 53916-2:120562606.1

deed poll and on and from the Effective Time the rights and obligations of the parties under the Warrant Instrument shall be governed by and construed in accordance with the terms of the Warrant Instrument so amended and restated.
2.2    A reference to "this Instrument" in the Warrant Instrument shall be deemed to be a reference to the Warrant Instrument as amended and restated by this deed poll.
2.3    For the avoidance of doubt, a reference to the "date of this Instrument" in the Warrant Instrument shall be a reference to 4 November 2021.
2.4    The amendment and restatement of the Warrant Instrument does not: (i) affect the validity or enforceability of the Warrant Instrument which, save as amended and restated by this deed poll, shall continue in full force and effect; or (ii) modify, discharge or novate any rights or obligations of the Company or any Warrantholders under the Warrant Instrument which had accrued before the Effective Time, and the Company shall be bound by the Warrant Instrument as amended and restated by this deed poll.
3.    INCORPORATION BY REFERENCE
3.1    The following clauses of the Warrant Instrument shall be incorporated by reference into this deed:
(a)    clause 18    (Variation);
(b)    clause 19    (Severance);
(c)    clause 20    (Third Party Rights);
(d)    clause 21    (Notices);
(e)    clause 22     (Governing Law and Jurisdiction);
(f)    paragraph 3     (Confidentiality) of Schedule 4.
3.2    For the purposes of clause 3.1 above, references to "this Instrument" in the clauses of the Warrant Instrument referred to in clause 3.1 above shall be deemed to be references to this deed poll.
IN WITNESS whereof, this deed has been executed and delivered as a deed on the date stated at the beginning of this deed.

ii
KE 53916-2:120562606.1

SCHEDULE 1
FORM OF AMENDED AND RESTATED WARRANT INSTRUMENT
iii
KE 53916-2:120562606.1

Dated 4 NOVEMBER 2021
AND AMENDED AND RESTATED ON 31 MARCH 2022 AND FURTHER AMENDED AND RESTATED ON __________________ 2023
for
BABYLON HOLDINGS LIMITED

KIRKLAND & ELLIS INTERNATIONAL LLP
30 St. Mary Axe
London EC3A 8AF
Tel: +44 (0)20 7469 2000
Fax: +44 (0)20 7469 2001
www.kirkland.com
KE 53916-2:120562606.1

CONTENTS
Clause    Page

i
KE 53916-2:120562606.1

THIS INSTRUMENT (this Instrument) is executed as a deed poll on 4 November 2021 by BABYLON HOLDINGS LIMITED, a public limited company incorporated and registered in Jersey with registered number 115471, the registered office of which is at 13 Castle Street, St Helier, Jersey, JE1 1ES (the Company).
WHEREAS:
(A)The Company has entered into a note subscription agreement with certain Warrantholders (the “Initial Warrantholders”) on 8 October 2021 in connection with the issue of up to US$200,000,000 unsecured notes due 2026 (the “Original Notes”) pursuant to a notes deed poll dated on or around the date of this Instrument (the “Principal Notes Deed Poll”) and certain Warrants constituted by this Instrument.
(B)The Company has entered into a further note subscription agreement with the certain Warrantholders (the “Subsequent Warrantholders”) on 23 December 2021 in connection with the further issue of up to US$100,000,000 unsecured notes due 2026 (together with the Original Notes, the “Notes”), pursuant to the Principal Notes Deed Poll (as supplemented and amended on or around the date this Instrument is amended and restated) (the “Notes Deed Poll”) and the further Warrants constituted by this Instrument.
(C)The Warrants have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold directly or indirectly within the United States, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. The issue of the Warrants is being made by the Company in a private placement transaction in a manner not requiring registration under the Securities Act.
(D)The Company, by resolution of its board of directors passed on 7 October 2021 and 21 December 2021, has authorised the issue of the Warrants to subscribe for the Warrant Shares on the terms set out in this Instrument, which shall take effect as a deed poll.
NOW THIS INSTRUMENT WITNESSES AND IT IS DECLARED as follows:
1.INTERPRETATION
1.1The definitions and rules of interpretation in this Clause apply in this Instrument.
“Adjustment” has the meaning given in Clause 8.1.
“Affiliate” means, in relation to any person, a subsidiary of that person or a holding company of that person or any other subsidiary of that holding company.
“AlbaCore” means AlbaCore Capital LLP, a limited liability partnership registered in England with number OC412196 and having its registered office at 55 St. James’s Street, London, SW1A 1LA.
“Articles” means the memorandum and articles of association of the Company as amended or superseded from time to time.
“Associated Company” means in relation to a Warrantholder, (a) any of its Affiliates, or any fund, partnership, special purpose vehicle or similar vehicle (the “Entity”) in respect of which the person or any of its Affiliates is (i) a limited partner or the general partner; or (ii) an investment manager; or (iii) directly or indirectly

KE 53916-2:120562606.1

Controls the Entity or (b) any investor in an Entity or such person, and for the purposes of this definition, Control means in relation to any person, where a person has direct or indirect control over more than 50% of the voting share capital of the relevant person.
“Auditors” means the auditors of the Company from time to time.
“Board” means the board of directors of the Company from time to time.
“Business Day” means a day (other than a Saturday, Sunday or public holiday) on which commercial banks and foreign exchange markets are open for business in Dublin, London, New York and Jersey.
“Cash Redemption Election” has the meaning given in Clause 7.1.
“Cash Redemption Payment” has the meaning given in Clause 7.1.
“Certificate” means a certificate in respect of Warrants, substantially in the form set out in Schedule 2.
“Change of Control” has the meaning given in the Notes Deed Poll.
“Change of Control Exercise Event” has the meaning given in Clause 3.2.
“Class A Ordinary Shares” means the class A ordinary shares with a par value of US$0.001056433113 following the Reverse Share Split each in the capital of the Company from time to time and, if there is a sub-division, consolidation or reclassification of such shares, the shares resulting from that event, having the rights and being subject to the restrictions set out in the Articles.
“Closing Price” means, in respect of a Class A Ordinary Share on any Trading Day, the closing price on such Trading Day on the Relevant Stock Exchange of a Class A Ordinary Share published by or derived from Bloomberg page HP (or any successor page) (setting Last Price, or any other successor setting and using values not adjusted for any event occurring after such Trading Day; and for the avoidance of doubt, all values will be determined with all adjustment settings on the DPDF Page, or any successor or similar setting, switched off) in respect of the Relevant Stock Exchange and in respect of such Class A Ordinary Shares, as determined by the Company, provided that if on any such Trading Day (for the purpose of this definition, the Affected Day) such price is not available or cannot otherwise be determined as provided above, the Closing Price of a Class A Ordinary Share in respect of such Trading Day shall be the Closing Price, determined as provided above, on the immediately preceding Trading Day on which the same can be so determined, and further provided that if such immediately preceding Trading Day falls prior to the fifth day before the Affected Day, an Independent Financial Adviser shall determine the Closing Price in good faith.
“COBO Order” means the Control of Borrowing (Jersey) Order 1958.
“Conditions” means the terms and conditions set out in Schedule 4 (subject to any alterations made in accordance with this Instrument).
“Early Redemption Exercise Event” has the meaning given in Clause 3.3.
“Encumbrances” means any security interests, claims, charges, mortgages, liens, options, pre-emption or other third-party rights, or agreements, arrangements or obligations to create any of the foregoing.

KE 53916-2:120562606.1

“Equity Shares” means shares in the equity share capital of the Company (or, following an Adjustment, the relevant member of the Group) from time to time.
“Equivalent Proportion” means a number of Warrants (rounded to the nearest whole Warrant) calculated by multiplying the total number of Warrants held by a Warrantholder by the proportion that the principal amount of the Notes being transferred by that Warrantholder bears to the total principal amount of the Notes held by that Warrantholder immediately prior to such transfer.
“Exercise Completion Date” has the meaning given in Clause 5.1(c).
“Exercise Event” means a Mandatory Exercise Event, a Change of Control Exercise Event, an Early Redemption Exercise Event, a Financing Exercise Event and/or a Final Maturity Exercise Event.
“Exercise Notice” means a notice in writing in the form, or substantially in the form, set out in Schedule 3.
“Exit” means any Change of Control or de-listing of the Equity Shares from the New York Stock Exchange.
“Final Maturity Date” has the meaning given in the Notes Deed Poll.
“Final Maturity Exercise Event” has the meaning given in Clause 3.5.
“Financing Exercise Event” has the meaning given in Clause 3.4.
“Group” means the Company, any subsidiary undertaking or any holding company of the Company and any other subsidiary undertaking from time to time of a holding company of the Company.
“holding company” has the meaning given in Clause 1.12.
“Initial Warrantholders” has the meaning given in Recital A.
“Independent Financial Adviser” means an independent financial advisory firm or an independent investment bank, in each case of international repute.
“Issuer Redemption Notice” has the meaning given in the Notes Deed Poll.
“Law” means the Companies (Jersey) Law 1991 (as amended).
“Original Notes” has the meaning given in Recital (A).
“Mandatory Exercise Event” has the meaning given in Clause 3.1.
“New Note Subscribers” has the meaning given in the Notes Deed Poll.
“Notes” has the meaning given in Recital (B).
“Notes Deed Poll” has the meaning given in Recital (B).
“Note Subscribers” has the meaning given in the Notes Deed Poll.
“Permitted Transferee” means a Related Fund of a Warrantholder or an Affiliate of a Warrantholder.
“Principal Notes Deed Poll” has the meaning given in Recital (A).

KE 53916-2:120562606.1

“Redemption Date” has the meaning given in the Notes Deed Poll.
“Redemption Notice” has the mean given in the Notes Deed Poll.
“Register” means a register of Warrantholders referred to in Clause 2.4, and kept and maintained in accordance with paragraph 1 of Schedule 4.
“Registered Office” means the registered office of the Company from time to time.
“Related Fund” has the meaning given in the Notes Deed Poll.
“Relevant Stock Exchange” means in respect of the Class A Ordinary Shares the principal stock exchange or securities market on which the Class A Ordinary Shares are listed, admitted to trading or quoted or dealt in.
“Restricted Period” means the period commencing on the date of this Instrument and ending on the date that is 18 calendar months from the date of this Instrument.
“Reverse Share Split” means the 1 for 25 consolidation of Class A Ordinary Shares, effective on 15 December 2022, pursuant to which every 25 existing Class A Ordinary Shares then in issue were consolidated into one new Class A Ordinary Share.
“Subscription Entitlement” has the meaning given in Clause 2.3.
“Subscription Price” means, subject to Clause 8, US$0.001056433113 per Warrant Share.
“Subsequent Warrantholders” has the meaning given in Recital B.
“subsidiary” has the meaning given in Clause 1.12.
“Tax Deduction” means a withholding or deduction for or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature.
“Tax Redemption Date” has the meaning given in the Notes Deed Poll.
“Tax Redemption Notice” has the meaning given in the Notes Deed Poll.
“Trading Day” means a day on which the Relevant Stock Exchange is open for business and on which Class A Ordinary Shares may be dealt in (other than a day on which the Relevant Stock Exchange is scheduled to or does close prior to its regular closing time).
“Transfer” has the meaning given in paragraph 2.1 of Schedule 4.
“Value Cap” means, subject to Clause 8 and following the Reverse Share Split, US$375.00 per Class A Ordinary Share.
“Value Cap Adjustment” has the meaning given in subparagraph (ii) of Clause 8.1.
“Value Cap Warrant Shares Adjustment” means any adjustment to the number of Warrant Shares to which a Warrantholder is entitled per Warrant held by it made in accordance with Clause 9.
“Warrant” means a private warrant to subscribe for one Warrant Share, on the terms and subject to the conditions of this Instrument.
v
KE 53916-2:120562606.1

“Warrant Shares” means the Class A Ordinary Shares or, following an Adjustment, such other shares in the capital of a member of the Group as may be required pursuant to the terms of an Adjustment, in each case issued to the Warrantholder following exercise of the Warrants in accordance with the terms of this Instrument (and “Warrant Share” means any of them).
“Warrantholder” means the person or persons in whose name(s) a Warrant is registered from time to time as evidenced by the Register.
“Warrantholder Consent” means prior consent in writing from a Warrantholder Majority, which consent may be communicated to the Company by the Warrantholders’ Representative on behalf of the Warrantholders.
“Warrantholder Majority” means one or more Warrantholder(s) for the time being holding outstanding Warrants representing not less than 50% in nominal value of the Warrant Shares subject to an outstanding Subscription Entitlement.
“Warrantholders’ Representative” means AlbaCore or such other person as the Warrantholder Majority may appoint by giving notice to the Company.
1.2Clause, Schedule and paragraph headings shall not affect the interpretation of this Instrument.
1.3References to Clauses and Schedules are to the Clauses of and Schedules to this Instrument, and references to paragraphs are to paragraphs of the relevant Schedule.
1.4The Schedules form part of this Instrument and shall have effect as if set out in full in the body of this Instrument. Any reference to this Instrument includes the Schedules.
1.5A reference to “this Instrument” is a reference to this Instrument as varied or novated in accordance with its terms from time to time.
1.6Unless the context otherwise requires, words in the singular shall include the plural and the plural shall include the singular.
1.7Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.
1.8A reference to “writing” or “written” includes e-mail.
1.9Any words following the terms “including”, “include”, “in particular”, “for example” or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those words.
1.10A reference to a statute or statutory provision is a reference to it as amended or re-enacted from time to time and shall include all subordinate legislation made from time to time under that statute or statutory provision.
1.11A reference to “US$”, “$” or “US dollars” shall be dollars of the United States of America.
1.12A company is a “subsidiary” of another company (its “holding company”) if that other company, directly or indirectly, through one or more subsidiaries:
(a)holds a majority of the voting rights in it;

KE 53916-2:120562606.1

(b)is a member or shareholder of it and has the right to appoint or remove a majority of its board of directors or equivalent managing body;
(c)is a member or shareholder of it and controls alone, or pursuant to an agreement with other shareholders or members, a majority of the voting rights in it; or
(d)has the right to exercise a dominant influence over it, for example by having the right to give directions with respect to its operating and financial policies, with which directions its directors are obliged to comply.
2.CONSTITUTION, GRANT AND FORM OF WARRANTS AND REGISTER
2.1The Company hereby constitutes 105,449 Warrants to subscribe for the Warrant Shares on the terms and subject to the conditions of this Instrument (such that each Warrant continues to represent an entitlement to receive one Warrant Share following the Reverse Share Split).
2.2The Warrants were originally constituted such that 1,757,499 Warrants were issued in registered form on 4 November 2021 (being the original date of this Instrument) to the Initial Warrantholders. On 19 November 2021, 202,112 Warrants originally issued to AlbaCore Partners III Investment Holdings Designated Activity Company were transferred to SC ACG EU PD Sarl together with an Equivalent Proportion of the Notes.878,750 Warrants were issued in registered form on 31 March 2022 to the Subsequent Warrantholders.The Warrants shall be issued subject to the Articles and otherwise on the terms and subject to the conditions of this Instrument (including the Conditions) which are binding on the Company and each Warrantholder, and all persons claiming through or under them respectively. The Warrants shall not be issued to more than ten Warrantholders at any time without the consent of the Jersey Financial Services Commission under the COBO Order.
2.3Each Warrant shall confer the right on the Warrantholder holding such Warrant to receive one Warrant Share, subject to any Adjustment (other than the Reverse Share Split, for which an Adjustment has already been made, following the date of the amendment and restatement of this Instrument pursuant to clause 2.1 above) or any Value Cap Adjustment in accordance with Clause 8 and to any Value Cap Warrant Shares Adjustment in accordance with Clause 8 (the “Subscription Entitlement”). Any Warrant Shares issued upon the exercise of the Subscription Entitlement shall be issued at the Subscription Price per Warrant Share and credited as fully paid on the terms and subject to the conditions of this Instrument. Notwithstanding the foregoing, upon an Exercise Event, the Company may at its absolute discretion elect to satisfy the Subscription Entitlement in whole or in part by making a Cash Redemption Payment in accordance with Clause 7.
2.4A current list of the Warrantholders (including the respective number of Warrants issued to each Warrantholder following the Reverse Share Split) as at the date of the amendment and restatement of this Instrument is set out in Schedule 1.
2.5The Company shall procure that the Register is maintained, and Certificates are issued, in accordance with the Conditions.
2.6During the Restricted Period, no Warrantholder shall be permitted to enter into a hedging transaction in respect of its risk or exposure under the Warrants (except for currency management operations which are carried out in the ordinary course of business and for non-speculative purposes only).

KE 53916-2:120562606.1

3.EXERCISE OF SUBSCRIPTION ENTITLEMENT
3.1The Subscription Entitlement of each Warrantholder shall be deemed to be automatically and irrevocably exercised (in whole and not in part only) at 11 am (New York time) on the first date following which the Closing Price of the Class A Ordinary Shares has equalled or exceeded the Value Cap for any 20 Trading Days within any 30-Trading Day period commencing on the first Trading Day following the expiry of the Restricted Period (such date, a “Mandatory Exercise Event”). For the avoidance of doubt, no Mandatory Exercise Event may occur during the Restricted Period.
3.2In the event that a Redemption Notice is given pursuant to the Notes Deed Poll in connection with a Change of Control, the Subscription Entitlement of each Warrantholder shall, unless agreed otherwise between the Company and the Warrantholder Majority, be deemed to be automatically and irrevocably exercised (in whole and not in part only) at 11 am (New York time) on the date of receipt by the Company of such Redemption Notice (a “Change of Control Exercise Event”).
3.3In the event that an Issuer Redemption Notice or Tax Redemption Notice is given pursuant to the Notes Deed Poll at any time following the date of this Instrument, the Subscription Entitlement of each Warrantholder shall, unless agreed otherwise between the Company and the Warrantholder Majority, be deemed to be automatically and irrevocably exercised (in whole and not in part only) at 11 am (New York time) on the Redemption Date or Tax Redemption Date (as applicable) (an “Early Redemption Exercise Event”).
3.4Upon the issuance of Tranche 1 Notes (as defined in the Loan Note Facility Agreement between, inter alia, the Company, Kroll Trustee Services Limited as trustee and Kroll Trustee Services Limited as security agent, dated 9 March 2023 (the “Facility Agreement”) and in accordance with the Subscription Agreement between the Company and Original Bridge Noteholders (as defined therein), dated 9 March 2023) at any time following the date of this Instrument, the Subscription Entitlement of each Warrantholder shall, unless agreed otherwise between the Company and the Warrantholder Majority, be deemed to be automatically and irrevocably exercised (in whole and not in part only) at the time of such issuance (a “Financing Exercise Event”).
3.5If and to the extent the Subscription Entitlement has not been exercised prior to the Final Maturity Date, the Subscription Entitlement shall, unless agreed otherwise between the Company and the Warrantholder Majority, be deemed to be automatically and irrevocably exercised (in whole and not in part only) at 11 am (New York time) on the Final Maturity Date (a “Final Maturity Exercise Event”).
4.LAPSE OF SUBSCRIPTION ENTITLEMENT
Subject to Clause 12, if an effective resolution is passed or an order is made for the winding up of the Company (otherwise than for the purposes of a reconstruction, consolidation, amalgamation or merger on terms previously sanctioned by a Warrantholder Consent), the Subscription Entitlement and the Warrants to which they relate shall automatically lapse and cease to be exercisable on the date of that resolution or order.
5.PROCEDURES ON AN EXERCISE EVENT
5.1As soon as reasonably practicable following a Mandatory Exercise Event or Financing Exercise Event or as soon as reasonably practicable following receipt of a Redemption Notice in respect of a Change of Control, and at least ten Business Days prior to an Early Redemption Exercise Event or a Final Maturity Exercise Event, the

KE 53916-2:120562606.1

Company shall issue an Exercise Notice to the Warrantholders’ Representative (in accordance with the provisions of Clause 21) which shall specify:
(a)in the event of a Mandatory Exercise Event, Financing Exercise Event or a Change of Control Exercise Event, the date and time on which the Subscription Entitlement was deemed to be automatically and irrevocably exercised in accordance with Clause 3.1, 3.2 or 3.4 as applicable or, in the event of an Early Redemption Exercise Event or a Final Maturity Exercise Event, the date and time on which the Subscription Entitlement shall be deemed to be automatically and irrevocably exercised in accordance with Clause 3.3 or 3.5 as applicable;
(b)whether the Company will satisfy the Subscription Entitlement:
(i)by issuing Warrant Shares; or
(ii)by making a Cash Redemption Payment; or
(iii)by a combination of (i) and (ii), provided that:
(A)the proportions in which the Company satisfies the Subscription Entitlement by issuing Warrant Shares and by making a Cash Redemption Payment respectively shall be determined at the absolute discretion of the Company (subject to the provisions of Clause 7) and shall be set out in the Exercise Notice; and
(B)an amount equal to the aggregate Subscription Price for the specified number of Warrant Shares to be issued (rounded up to the nearest US$0.01) shall be deducted from the Cash Redemption Payment in lieu of payment of the Subscription Price to the Company in cash and such deduction shall be set out in the Exercise Notice;
(c)the date on which the Company shall issue the Warrant Shares and/or make the Cash Redemption Payment (as applicable), which shall be:
(i)in respect of a Mandatory Exercise Event, a date within a period of 28 days from the Mandatory Exercise Event; or
(ii)in respect of a Change of Control Exercise Event, as soon as reasonably practicable following the Change of Control Exercise Event; or
(iii)in respect of a Financing Exercise Event, as soon as reasonably practicable following the Financing Exercise Event and in any event not later than the date by which the Warrant Shares are required to be issued pursuant to the Facility Agreement; or
(iv)in respect of an Early Redemption Exercise Event, the Redemption Date or Tax Redemption Date (as applicable); or
(v)in respect of a Final Maturity Exercise Event, the Final Maturity Date,
provided that in all cases such date shall be a Business Day (and if such date is not a Business Day, the next following day that is a Business Day) (the “Exercise Completion Date”);

KE 53916-2:120562606.1

(d)where the Company is satisfying the Subscription Entitlement (in whole or in part) by issuing Warrant Shares, the number of Warrant Shares to be issued to each Warrantholder, including (where applicable), reasonable detail of any Value Cap Warrant Shares Adjustment made in accordance with Clause 9;
(e)where the Company is satisfying the Subscription Entitlement in whole or in part by making a Cash Redemption Payment, the amount of the Cash Redemption Payment to be made to each Warrantholder including reasonable detail of the calculation of such Cash Redemption Payment; and
(f)where applicable, reasonable detail of the basis of determination and/or calculation of the Closing Price.
5.2Promptly (and in any event within 10 Business Days or, if earlier, at least 2 Business Days prior to the Exercise Completion Date) following receipt of the Exercise Notice by the Warrantholders’ Representative, each Warrantholder shall:
(a)deliver to the Company at its Registered Office any Certificate(s) issued by the Company in respect of the Warrants held by such Warrantholder (or deed of indemnity in favour of the Company on such terms as the Company may reasonably require in the case of any lost, damaged or destroyed Certificates);
(b)where the Company is satisfying the Subscription Entitlement in whole by issuing Warrant Shares pursuant to Clause 5.1(b)(i), pay to the Company (or procure payment to the Company of) the aggregate Subscription Price applicable to the Warrant Shares to be issued to it as specified in the Exercise Notice in US dollars in accordance with Clause 17; and
(c)where the Company is satisfying the Subscription Entitlement in whole or in part by making a Cash Redemption Payment, notify the Company of its account details for the making of the Cash Redemption Payment in accordance with Clause 17.3.
5.3Once delivered, an Exercise Notice shall be irrevocable (except with the consent of the Warrantholder Majority, which consent may be withheld or conditioned in the Warrantholder Majority’s absolute discretion).
5.4Where the Exercise Notice specifies that the Company is satisfying the Subscription Entitlement (in whole or in part) by issuing Warrant Shares, on the Exercise Completion Date, each Warrantholder shall be deemed to subscribe for such Warrant Shares at the Subscription Price per Warrant Share, which shall be issued to the Warrantholder by the Company free from any Encumbrances (save as set out in the Articles) and credited by the Company as being fully paid.
6.ISSUE OF WARRANT SHARES
6.1Subject to the Articles, to any applicable legal and regulatory requirements and to compliance by the relevant Warrantholder(s) with the provisions of Clause 5.2, completion of the allotment and issue of Warrant Shares shall take place on the Exercise Completion Date or at such earlier time as the Board may determine (acting in its absolute discretion).
6.2On the Exercise Completion Date, the Company shall promptly, subject to the Law and to the Articles and the Warrantholder’s compliance with its applicable obligations in Clause 5.2:
(a)allot and issue to the Warrantholder the number of Warrant Shares in respect of which its Subscription Entitlement has been exercised;
x
KE 53916-2:120562606.1

(b)procure the entry of the Warrantholder in the Company’s register of members as the holder of the number of Warrant Shares issued to it and deliver a copy thereof to the Warrantholder; and
(c)to the extent that the Warrant Shares are to be held in certificated form, deliver to the Warrantholder a duly executed share certificate for the number of Warrant Shares issued to it that will be so held.
6.3The Warrant Shares issued under Clause 6.2(a) shall:
(a)be issued fully paid, free from all Encumbrances (save as set out in the Articles);
(b)rank pari passu and form one class with the fully paid shares of the same class then in issue, subject to the Articles;
(c)entitle the registered holder to receive any dividend or other distribution announced or declared on or after the date on which the Warrantholder complies with its applicable obligations in Clause 5.2; and
(d)be registered in a register of members kept outside the United Kingdom by or on behalf of the Company.
6.4No fractions of a Warrant Share shall be allotted or issued on the exercise of any Subscription Entitlement and no refund will be made to the Warrantholder exercising such Subscription Entitlement with respect to such fractions. If the exercise of any Subscription Entitlement would require a fraction of a Warrant Share to be allotted (including but not limited to where these arise as a result of a Value Cap Warrant Shares Adjustment in accordance with Clause 9), the aggregate number of Warrant Shares so allotted to a Warrantholder will be rounded down to the nearest whole Warrant Share.
7.CASH REDEMPTION
7.1Where an Exercise Event has occurred or is proposed to occur, the Company may in its absolute discretion elect in the Exercise Notice relating to that Exercise Event to cancel and redeem some or all of the Subscription Entitlement attaching to the Warrants held by each Warrantholder (a “Cash Redemption Election”) in consideration for a payment in cash to each Warrantholder equal to either:
(a)where the Closing Price of the Class A Ordinary Shares has equalled or exceeded the Value Cap for any 20 Trading Days within the 30-Trading Day period immediately preceding:
(i)in respect of a Mandatory Exercise Event, the date of the Mandatory Exercise Event; or
(ii)in respect of a Change of Control Exercise Event, the date that the Change of Control is first announced to the market by the Company or the person or persons acquiring control in connection with the Change of Control; or
(iii)in respect of an Early Redemption Exercise Event, Financing Exercise Event or a Final Maturity Exercise Event, the date of the Exercise Notice,

KE 53916-2:120562606.1

the Value Cap multiplied by the number of Warrants held by the relevant Warrantholder in respect of which the Company has elected to redeem in cash; or
(b)where the Closing Price of the Class A Ordinary Shares has not equalled or exceeded the Value Cap for any 20 Trading Days within the 30-Trading Day period immediately preceding:
(i)in respect of a Mandatory Exercise Event, the date of the Mandatory Exercise Event; or
(ii)in respect of a Change of Control Exercise Event, the date that the Change of Control is first announced to the market by the Company or the person or persons acquiring control in connection with the Change of Control; or
(iii)in respect of an Early Redemption Exercise Event, Financing Exercise Event or a Final Maturity Exercise Event, the date of the Exercise Notice, the Closing Price on the Trading Day immediately prior to the relevant date referred to in subparagraphs (i), (ii) or (iii) above (as applicable) multiplied by the number of Warrants held by the relevant Warrantholder in respect of which the Company has elected to redeem in cash (provided that if the relevant Closing Price is greater than the Value Cap, it shall be deemed to be the Value Cap), (each such payment, a “Cash Redemption Payment”).
7.2Where a Cash Redemption Election is made, the Subscription Entitlement (or the relevant proportion of the Subscription Entitlement, as the case may be) of a Warrantholder shall not be treated as cancelled and redeemed unless and until the Cash Redemption Payment has been made in full to the relevant Warrantholder or, if the relevant Warrantholder fails to notify the Company of its account details in accordance with Clause 5.2, to a ring-fenced bank account to be held for the benefit of the relevant Warrantholder.
7.3Upon cancellation and redemption of the Subscription Entitlement (or the relevant proportion of the Subscription Entitlement, as the case may be) in accordance with this Clause 7, all rights and obligations of the Company and the Warrantholders in respect of the Warrants shall immediately terminate and cease to have any force or effect save for any rights which may have accrued prior to the relevant redemption.
8.ADJUSTMENT OF SUBSCRIPTION ENTITLEMENT
8.1If, while any Subscription Entitlement remains exercisable:
(a)there is a subdivision, consolidation, reclassification or change in nominal value (excluding a change to no par value where the number of shares in issue is otherwise unchanged) of the Class A Ordinary Shares;
(b)there is a reduction of capital (of whatever nature, but excluding a cancellation of capital that is lost or not represented by available assets), or any other reduction in the number of Equity Shares in issue from time to time;
(c)there is an issue of Equity Shares by way of dividend or distribution;

KE 53916-2:120562606.1

(d)there is an issue of Equity Shares by way of capitalisation of profits or reserves (including share premium account and any capital redemption reserve); or
(e)there is a consolidation, amalgamation or merger of the Company with or into another entity (other than a consolidation, amalgamation or merger following which the Company is the surviving entity and which does not result in any reclassification of, or change in, the Class A Ordinary Shares) through a share-for-share exchange or otherwise (including, for the avoidance of doubt, a merger or amalgamation where the Company is not the surviving entity), then:
(i)the Company shall adjust the Subscription Entitlement and/or the Subscription Price conditional on any such event occurring, but with effect from the date of the relevant event or, if earlier, the record date for the event (an “Adjustment”), in each case, so that after such Adjustment, the total number of Warrant Shares for which the outstanding Subscription Entitlement would then be capable of being exercised carry as nearly as possible (and in any event not less than) the same proportion of the voting rights and the same entitlement (expressed as a proportion of the total entitlement conferred by all the Equity Shares) to participate in the profits and assets of the Company as if there had been no such event giving rise to the Adjustment and the Company shall procure the update of the Register accordingly; and
(ii)upon any Adjustment, the Value Cap shall be deemed to be adjusted as follows and construed accordingly (a “Value Cap Adjustment”):
A = (B divided by C) multiplied by D
where:
A = the adjusted Value Cap;
B = the number of Warrant Shares for which the outstanding Subscription Entitlement would be capable of being exercised immediately prior to the relevant Adjustment;
C = the number of Warrant Shares for which the outstanding Subscription Entitlement would be capable of being exercised immediately following the relevant Adjustment as determined in accordance with subparagraph (i) above; and
D = the Value Cap immediately prior to the relevant Adjustment.
8.2The Company shall give the Warrantholders’ Representative written notice of any event described in Clause 8.1, together with details of the relevant Adjustment and Value Cap Adjustment and reasonable detail of any supporting calculations, at the time of, or as soon as reasonably possible after the occurrence of such event.
9.ADJUSTMENT OF WARRANT SHARES
9.1If in an Exercise Notice the Company elects to satisfy a Warrantholder’s Subscription Entitlement in whole or in part by way of issuing Warrant Shares and the Closing Price on the Trading Day immediately prior to the relevant date as follows:

KE 53916-2:120562606.1

(a)in respect of a Mandatory Exercise Event, the date of the Mandatory Exercise Event; or
(b)in respect of a Change of Control Exercise Event, the date that the Change of Control is first announced to the market by the Company or the person or persons acquiring control in connection with the Change of Control; or
(c)in respect of an Early Redemption Exercise Event or a Final Maturity Exercise Event, the date of the Exercise Notice, is equal to or exceeds the Value Cap, the number of Warrant Shares to which a Warrantholder shall be entitled per Warrant (notwithstanding and subject always to the Company’s right to elect in an Exercise Notice to redeem the Subscription Entitlement by making a Cash Redemption Payment in accordance with Clause 7) shall be adjusted downwards as follows:
A = B divided by C
where:
A = the adjusted number of Warrant Shares to which a Warrantholder is entitled per Warrant;
B = the Value Cap; and
C = the Closing Price.
9.2Where applicable the Company shall notify the Warrantholders of any Value Cap Warrant Shares Adjustment in the relevant Exercise Notice and shall include reasonable detail of the calculation of such Value Cap Warrant Shares Adjustment.
10.DETERMINATION BY AUDITORS OR INDEPENDENT FINANCIAL ADVISER
10.1If the Warrantholders’ Representative notifies the Company in writing:
(a)within ten Business Days of receipt of a notice given under Clause 8.2 that the Warrantholder Majority disagrees with any Adjustment and/or any Value Cap Adjustment; or
(b)within five Business Days of receipt of an Exercise Notice in which the Company has notified the Warrantholders of a Value Cap Warrant Shares Adjustment that the Warrantholder Majority disagrees with such Value Cap Warrant Shares Adjustment, the Company shall refer the matter to the Auditors for determination.
10.2In respect of any disagreement referred to the Auditors for determination pursuant to Clause 10.1:
(a)the Company and the Warrantholder(s) will each co-operate with the Auditors in resolving the disagreement as soon as reasonably possible and for that purpose will, subject to any restrictions imposed by applicable law, any regulatory authority or any obligations of confidentiality, provide to them all such information and documents as they may reasonably require;
(b)the Auditors shall have the right to seek such professional assistance and advice as they may require;

KE 53916-2:120562606.1

(c)the Auditors’ fees and any professional costs incurred by them shall be borne:
(i)where the Auditors’ determination in respect of the relevant matter that is the subject of the disagreement is more than 5 per cent. less or more than 5 per cent. greater than the original number or calculation proposed by the Company, by the Company; or
(ii)in all other cases, (A) 50 per cent. by the Company; and (B) 50 per cent. proportionately among the Warrantholders that disagreed with the matter (as the Warrantholders’ Representative may determine in its absolute discretion); and
(d)the Auditors shall act as experts and not as arbitrators and their decision shall (in the absence of manifest error) be final and binding on the Company and all Warrantholders.
10.3If the Warrantholders’ Representative notifies the Company in writing within five Business Days of receipt of an Exercise Notice that the Warrantholder Majority disagrees with the Closing Price specified in such Exercise Notice (where applicable), the Company shall refer the matter to an Independent Financial Adviser for determination, provided that if the disputed Closing Price was first determined by an Independent Financial Adviser on behalf of the Company prior to issuing the Exercise Notice, the Company shall refer the matter to a second Independent Financial Adviser for determination.
10.4In respect of any disagreement referred to an Independent Financial Adviser for determination pursuant to Clause 10.3:
(a)the Company and the Warrantholder(s) will each co-operate with the Independent Financial Adviser in resolving the disagreement as soon as reasonably possible and for that purpose will, subject to any restrictions imposed by applicable law, any regulatory authority or any obligations of confidentiality, provide to them all such information and documents as they may reasonably require;
(b)the Independent Financial Adviser shall have the right to seek such professional assistance and advice as it may require;
(c)the Independent Financial Adviser’s fees and any professional costs incurred by them shall be borne:
(i)where the Independent Financial Adviser’s determination in respect of the relevant matter that is the subject of the disagreement is more than 5 per cent. less or more than 5 per cent. greater than the original number or calculation proposed by the Company, by the Company; or
(ii)in all other cases, (A) 50 per cent. by the Company; and (B) 50 per cent. proportionately among the Warrantholders that disagreed with the matter (as the Warrantholders’ Representative may determine in its absolute discretion); and
(d)the Independent Financial Adviser shall act as an expert and not as an arbitrator and its decision shall (in the absence of manifest error) be final and binding on the Company and all Warrantholders.
11.UNDERTAKINGS AND INFORMATION
11.1For so long as any Subscription Entitlement remains exercisable, the Company shall:

KE 53916-2:120562606.1

(a)procure that the Board shall at all times have authority pursuant to the Articles and any applicable legal and regulatory requirements to grant Warrants and to issue Warrant Shares on exercise of any Subscription Entitlement in accordance with the terms of this Instrument and free of any Encumbrances;
(b)not permit any of the events described in Clause 8.1(a) to Clause 8.1(e) to the extent that its effect would be that, following any relevant Adjustment, on the exercise of any Subscription Entitlement the Company would be required to allot Warrant Shares at a discount to nominal value; and
(c)subject to applicable law, regulation and the rules of any applicable stock exchange, notify each Warrantholder of any anticipated Exit, or commencement of proceedings to effect a winding up in the circumstances set out in Clause 12.1, as soon as reasonably practicable after the Board becomes aware of such Exit or winding up (and, in any event, no later than five Business Days prior to completion of such Exit or passing of the resolution referred to in Clause 12.1(b), as the case may be).
11.2Each Warrantholder (or agent appointed to act on its behalf) shall have the right to attend and speak (but not, by virtue of its Warrants alone, vote) at all meetings of the holders of the Class A Ordinary Shares at which any business is to be moved which will, or may reasonably be expected to, affect the value of the Warrants or the Warrant Shares or the rights attaching to any of them under this Instrument.
12.WINDING UP
12.1This Clause 12 applies if:
(a)any Subscription Entitlement remains unexercised; and
(b)an effective resolution for the winding up of the Company is passed for the summary (solvent) winding up of the Company under Part 21, Chapter 2 of the Law.
12.2In the circumstances set out in Clause 12.1, each Warrantholder with unexercised Subscription Entitlement shall, for the purposes of ascertaining its rights in the winding up, be treated as if it had, immediately before the passing of the resolution, fully exercised its outstanding Subscription Entitlement (and, notwithstanding the time periods specified in Clause 6.1, been issued with Warrant Shares with immediate effect) and shall be entitled to receive out of the assets available in the liquidation pari passu with the holders of the Class A Ordinary Shares (or other Warrant Shares as may be required following an Adjustment) such sum as it would have received had it been the holder of all such Class A Ordinary Shares (or such other Warrant Shares as may be required following an Adjustment) to which it would have been entitled by virtue of that exercise after deducting a sum equal to the sum which would have been payable for Warrant Shares, but nothing in this Clause 12 shall require a Warrantholder to make any payment to the Company or any other person.
13.TRANSFER OF WARRANTS
The provisions of paragraph 2 of Schedule 4 shall govern the transfer of Warrants.
14.MEETINGS OF WARRANTHOLDERS
All resolutions and consents of the Warrantholders shall be adopted by way of Warrantholder Consent. Nevertheless, if a meeting of the Warrantholders is to be held, all the provisions of the Articles and any applicable statutory requirements relating to general meetings shall apply to that meeting as if:

KE 53916-2:120562606.1

(a)the Warrants constituted shares in the capital of the Company; and
(b)each Warrantholder was a member of the Company,
provided that the quorum for such a meeting shall be such number of Warrantholders present in person, by proxy or by authorised representative holding 50% in nominal amount of the Warrant Shares subject to outstanding Warrants on the date of the meeting.
15.WARRANTHOLDERS’ REPRESENTATIVE
15.1The Warrantholders’ Representative shall be entitled to carry out the functions conferred on it by this agreement.
15.2The Warrantholders’ Representative shall not be liable to any Warrantholder for any act or omission in connection with the performance by the Warrantholders’ Representative (in that capacity) of its duties, functions and/or role pursuant to this Instrument, except in the case of its fraud or dishonesty. The Warrantholders’ Representative may act upon any instrument or written communication believed by the Warrantholders’ Representative to be genuine and to be signed and presented by the proper person(s). Each of the Warrantholders hereby undertakes to indemnify and keep indemnified and hold harmless the Warrantholders’ Representative from all losses, costs, damages, expenses (including professional fees) and any other liabilities that may be incurred by the Warrantholders’ Representative (in that capacity) as a result of performance of its duties, functions and role as the Warrantholders’ Representative under this agreement provided that the Warrantholders’ Representative shall not be entitled to indemnification for and in respect of any matter where its actions or inactions are fraudulent or dishonest.
15.3Any consent given in accordance with the provisions of this Instrument by the Warrantholders’ Representative in connection with this Instrument shall bind all the Warrantholders.
16.TAX
All payments by the Company under this Instrument shall be made free and clear of any Tax Deduction, unless such withholding or deduction is required by law. In the event of a Tax Deduction being made by the Company in respect of a payment made by it, the Company shall pay such additional amounts as will result in the receipt by the Warrantholders, after any withholding or deduction for or on account of such taxes, duties, assessments or charges, of such amounts as would have been received by them if no such Tax Deduction had been required.
17.PAYMENTS
17.1Unless otherwise expressly stated (or as otherwise agreed in the case of a given payment), each payment to be made to the Company and to a Warrantholder under this Instrument or in respect of any Warrant shall be made in US dollars by transfer of the relevant amount into the relevant account on the date (and, if applicable, at or before the time) the payment is due for value on that date and in immediately available funds.
17.2The relevant account for a given payment to the Company is:

KE 53916-2:120562606.1

bank:	Barclays Bank PLC
sort code:	20-36-47
account number:	53060166
account name:	BHL Fundraising USD
SWIFT:	BARCGB22
IBAN:	GB34BARC20364753060166

or such other US dollar account in the name of the Company as shall be: (i) notified to the Warrantholders’ Representative not less than three Business Days before the date that payment is due for the purpose of that payment; and (ii) approved by the Warrantholders’ Representative following the Company’s compliance with anti-money laundering requirements to the satisfaction of the Warrantholders.
17.3The relevant account for a given payment to a Warrantholder is the US dollar account specified by the Warrantholder (or the Warrantholders’ Representative on its behalf), not less than three Business Days before the date that payment is due, by giving notice to the Company in accordance with Clause 21 for the purposes of that payment. In the absence of any such notice the relevant payment shall be made to a ring-fenced bank account and held for the benefit of the relevant Warrantholder.
18.VARIATION
18.1Subject to Clause 8 and Clause 18.2, no variation or abrogation of the terms of this Instrument or of all or any of the rights for the time being attached to the Warrants shall be effective (whether or not the Company is being wound up) without Warrantholder Consent. Any such variation or abrogation shall be effected by way of deed poll executed by the Company and expressed to be supplemental to this Instrument.
18.2Modifications to this Instrument which are of a minor or administrative nature only, and have no impact on the rights and obligations under this Instrument, may be effected by way of deed poll executed by the Company and expressed to be supplemental to this Instrument.
18.3The Company shall, within five Business Days of making any variation pursuant to this Clause 18, send to each Warrantholder (or, in the case of joint holders, to the Warrantholder named first in the Register) a copy of the deed poll (or other document) effecting the variation.
19.SEVERANCE
If any provision or part-provision of this Instrument is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or part-provision shall be deemed deleted. Any modification to or deletion of a provision or part-provision under this Clause 19 shall not affect the validity and enforceability of the rest of this Instrument.
20.THIRD PARTY RIGHTS
20.1Except as expressly provided in Clause 20.2, a person who is not a party to this Instrument shall not have any rights under the Contracts (Rights of Third Parties) Act 1999 or otherwise to enforce any term of this Instrument.

KE 53916-2:120562606.1

20.2The provisions of this Instrument are intended to confer rights and benefits on the Warrantholders and the Warrantholders’ Representative and such rights and benefits shall be enforceable by each of them to the fullest extent permitted by law.
20.3The Company undertakes that it will duly observe and perform the obligations on its part contained in this Instrument and the Warrants shall be issued and held subject to and with the benefit of the provisions of this Instrument.
21.NOTICES
Any notice to be given to or by any Warrantholder(s) for the purposes of this Instrument shall be given in accordance with the provisions of paragraph 4 of Schedule 4.
22.GOVERNING LAW AND JURISDICTION
22.1This Instrument and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with English law.
22.2Each party irrevocably agrees that the English courts shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Instrument or its subject matter or formation (including non-contractual disputes or claims).
23.PROCESS AGENT
23.1Without prejudice to any other mode of service allowed under any relevant law, the Company:
(a)irrevocably appoints Babylon Partners Limited with registered number 08493276, the registered office of which is at 1 Knightsbridge Green, London, England, SW1X 7QA as its agent for service of process in relation to any proceedings before the English courts in connection with this Instrument; and
(b)agrees that failure by an agent for service of process to notify the Company of the process will not invalidate the proceedings concerned.
23.2If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Company shall immediately (and in any event within five days of such event taking place) appoint another agent on terms acceptable to the Warrantholders’ Representative. Failing this, the Warrantholders’ Representative may appoint another agent for this purpose.
THIS DEED has been entered into on the date stated at the beginning of it.

KE 53916-2:120562606.1

Schedule 1
WARRANTHOLDERS

Name	Address	E-mail Address	Number of Warrants
AlbaCore Partners II Investment Holdings D Designated Activity Company	10 Earlsfort Terrace, Dublin, Dublin, D02 T380, Ireland (copy to: 55 St James’s Street, London, SW1A 1LA)	Notices@albacorecapital. com (with a copy to Ipeer@albacorecapital.com and legal@albacorecapital. com)	20,387
AlbaCore Partners III Investment Holdings Designated Activity Company	10 Earlsfort Terrace, Dublin, Dublin, D02 T380, Ireland (copy to: 55 St James’s Street, London, SW1A 1LA)	Notices@albacorecapital. com (with a copy to Ipeer@albacorecapital.com and legal@albacorecapital. com)	40,071
AlbaCore Strategic Investments LP	Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1- 1104, Cayman Islands (copy to: 55 St James’s Street, London, SW1A 1LA)	Notices@albacorecapital. com (with a copy to Ipeer@albacorecapital.com and legal@albacorecapital.com)	1,757
SC ACG EU PD Sàrl	124 Boulevard de la Pétrusse, L-2330, Luxembourg (copy to: 55 St James’s Street, London, SW1A 1LA)	Notices@albacorecapital. com (with a copy to Ipeer@albacorecapital.com and legal@albacorecapital.com)	8,084
Vitality (Ireland) Financing Designated Activity Company	5th Floor, The Exchange, George’s Dock, IFSC, Dublin 1, D01 W3P9, Ireland (copy to: 55 St James’s Street, London, SW1A 1LA)	iecorporateservices@walkersglobal.com (with a copy to legal@albacorecapital.com)	35,150

KE 53916-2:120562606.1

Schedule 2
FORM OF WARRANT CERTIFICATE
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.
WARRANT CERTIFICATE NO. [__]
BABYLON HOLDINGS LIMITED
a public limited company incorporated and registered in Jersey registered number: 115471
registered office: [13 Castle Street, St Helier, Jersey, JE1 1ES]
(the “Company”)
Date of issue:    [●]
Warrantholder name:    [●]
Registered address:    [●]
Principal place of business:    [●]
THIS IS TO CERTIFY that the person named above is the registered holder of [●] Warrants, which entitle the Warrantholder to subscribe for Warrant Shares at the Subscription Price on the terms and subject to the conditions set out in the warrant instrument issued by the Company on [●] 2021, as amended and restated on 31 March 2022 and _____________ 2023 (the “Instrument”), subject to the Articles.
This certificate is issued with the benefit of, and subject to, the terms of the Instrument, a copy of which is available on request from the Company. The Warrants represented by this certificate and the Subscription Entitlement relating to such Warrants are not transferable except in accordance with the Instrument. Terms defined in the Instrument have the same meaning when used in this certificate.
EXECUTED as a DEED and DELIVERED by     )
BABYLON HOLDINGS LIMITED    )
acting by a duly authorised director    )
in the presence of:    )    ………………………………….
Witness Signature: ………………………………….
Witness Name: ……………………………………...
Witness Address: ……………………………………
……………………………………………………….
Witness Occupation: ………………………………..

KE 53916-2:120562606.1

Schedule 3
FORM OF EXERCISE NOTICE
    The Directors
    Babylon Holdings Limited
    13 Castle Street
    St Helier
    Jersey JE1 1ES

To:
Warrantholders’ Representative
By e-mail to: [●]
[DATE]
We refer to the warrant instrument dated [●] 2021, as amended and restated on 31 March 2022 and _____________ 2023 (the Instrument) issued by Babylon Holdings Limited. Terms defined in the Instrument have the same meanings when used in this Exercise Notice.
We hereby give notice of [details of Exercise Event], which constitutes a[n] [Mandatory Exercise Event][Early Redemption Exercise Event][Change of Control Exercise Event][Financing Exercise Event][Final Maturity Exercise Event] for the purposes of the Instrument.
For the purposes of clause 5.1 of the Instrument:
1.the Subscription Entitlement [was][shall be] deemed to be automatically and irrevocably exercised on [date] [at [time]];
2.the Company will satisfy the aggregate Subscription Entitlement by [issuing an aggregate number of [●] Warrant Shares [and]][making an aggregate Cash Redemption Payment of [●] [(net of deduction of an aggregate Subscription Price of US$[●] in respect of the number of Warrant Shares to be issued (rounded up to the nearest US$0.01)]];
3.the [Warrant Shares [and]][Cash Redemption Payment shall be allocated among the Warrantholders as set out in the Schedule to this Exercise Notice;
4.the Exercise Completion Date shall be [date];
5.[the number of Warrant Shares to be issued to the Warrantholders on the Exercise Completion Date as set out in paragraph 2 and the Schedule to this Exercise Notice has been subject to a Value Cap Warrant Shares Adjustment calculated as follows: [reasonable detail to be included];]
6.[the Cash Redemption Payment to be made to the Warrantholders on the Exercise Completion Date as set out in paragraph 2 and the Schedule to this Exercise Notice has been calculated as follows: [reasonable detail to be included]; [and]
7.[the [Closing Price] for the purposes of the calculations referred to in paragraph[s] [●] above [has][have] been determined as follows [reasonable detail to be included].
We hereby request that each Warrantholder complies with its obligations pursuant to Clause 5.2 of the Instrument within the applicable time period specified therein.

KE 53916-2:120562606.1

Signed by [NAME OF DIRECTOR] for and on     …………………………………
behalf of Babylon Holdings Limited    [SIGNATURE OF DIRECTOR]
    Director

SCHEDULE TO EXERCISE NOTICE
[Details of allocation of Warrant Shares and/or Cash Redemption Payment among Warrantholders to be included]

KE 53916-2:120562606.1

Schedule 4
THE CONDITIONS
1.The Register and Certificates
1.1The Register shall be kept and maintained at the Registered Office or at such other place (at all times outside the United Kingdom) as the Company may from time to time determine and notify to the Warrantholders and there shall promptly be entered in the Register:
(a)the names and addresses of the Warrantholders, supplied in accordance with paragraph 4 of this Schedule 4;
(b)the number of Warrants held by each Warrantholder;
(c)the date on which each person was registered as a Warrantholder, in respect of each tranche of Warrants held by it;
(d)the date on which the Subscription Entitlement was exercised and the number of Warrants for which such Subscription Entitlement was exercised;
(e)the date on which any person ceased to be a Warrantholder;
(f)updates arising out of Adjustments in accordance with Clause 8.1; and
(g)all transfers of the Warrants.
1.2The Company shall promptly amend the Register after receiving notice of a change in a Warrantholder’s details for service pursuant to paragraph 4.4 of this Schedule 4.
1.3The Warrantholders or any of them, or any person authorised by a Warrantholder, shall be at liberty at all reasonable times during office hours to inspect the Register and to take copies of or extracts from it or any part of it.
1.4The Company shall be entitled to treat each person named in the Register as a Warrantholder as the absolute owner of a Warrant and, accordingly, shall not, except as ordered by a court of competent jurisdiction or as required by law, be bound to recognise any equitable or other claim to or interest in a Warrant on the part of any other person, whether or not it shall have express or other notice of such a claim.
1.5Every Warrantholder shall be recognised by the Company as entitled to its Warrants free from any equity, set-off or cross-claim against the original or an intermediate holder of such Warrants.
1.6Each Warrantholder shall be issued with a Certificate (together with a copy of this Instrument and, at the Warrantholder’s request, a copy of any other document referred to in this Instrument) promptly and, in any event, within ten Business Days, following:
(a)the date on which it is registered as a Warrantholder; and
(b)any Adjustment (except where such Adjustment is referred to the Auditors for determination in accordance with Clause 10, in which case, following completion of the Auditors’ determination).

KE 53916-2:120562606.1

1.7If a Certificate is mutilated, defaced, lost, stolen or destroyed, it will be replaced by the Company upon payment by the claimant of such reasonable costs as may be incurred in connection with such replacement and on such terms as to evidence and indemnity as the Company may reasonably require. Mutilated or defaced Certificates must be surrendered before replacements will be issued.
2.Transfer of Warrants
2.1No Warrantholder shall assign, transfer, mortgage, charge, declare a trust over, or deal in any other manner with its Warrants or any of its rights in respect of the Warrants (each such transaction, a Transfer) without the express prior written approval of the Board (such approval to be given in the absolute discretion of the Board), other than:
(a)to a Permitted Transferee of the Warrantholder; or
(b)where a Transfer of Notes is permitted pursuant to the terms of the Notes Deed Poll.
2.2Subject to paragraph 2.1, Warrants may be transferred by means of (and only by means of) an instrument of transfer in any usual form or any other form approved by the Board acting reasonably.
2.3An instrument of transfer shall be made under hand and executed by or on behalf of the transferor but need not be signed by the transferee. The transferor shall be deemed to remain the holder of the Warrants until the name of the transferee is entered in the Register for the Warrants being transferred.
2.4The Board may refuse to register a transfer unless such instrument is deposited at the Registered Office together with any Certificate(s) issued by the Company in respect of such Warrants (or deed of indemnity in favour of the Company on such terms as the Company may reasonably require in the case of any lost, damaged or destroyed Certificates) and such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer.
2.5The registration of a transfer shall be conclusive evidence of approval by the Board of the transfer.
2.6No fee shall be charged for the registration of a transfer of a Warrant, or for the registration of any other documents which, in the opinion of the Board, require registration.
2.7Any transfer of a Warrant purported to be made otherwise than in accordance with this paragraph 2 shall be void and have no effect.
3.Confidentiality
3.1A Warrantholder shall not at any time disclose to any person the existence of or contents of this Instrument, or any confidential information concerning the business, affairs, customers, clients or suppliers of the Group, except as permitted by paragraph 3.2.
3.2A Warrantholder may disclose information, where such disclosure would otherwise be prohibited under paragraph 3.1 if and to the extent:
(a)the information is or becomes publicly available (other than by breach of this Instrument by the Warrantholder);
(b)the Company has given prior approval to the disclosure or use;

KE 53916-2:120562606.1

(c)the information is information about the Group which the board of directors of the Company has confirmed in writing to a Warrantholder is not confidential;
(d)the information is independently developed by a Warrantholder after the date of this Instrument;
(e)the disclosure or use is required by legal or regulatory requirements, any governmental or regulatory body or any stock exchange on which the shares of a Warrantholder or any of its Associated Companies is listed (including where this is required as part of any actual or potential offering, placing and/or sale of securities of that Warrantholder or any of its Associated Companies) or requested by any court of competent jurisdiction or any relevant governmental, judicial, supervisory, regulatory or self-regulatory body;
(f)the disclosure or use is required for the purpose of any judicial proceedings arising out of this Instrument or any documents to be entered pursuant to it;
(g)the disclosure of information is to any tax authority to the extent such disclosure is reasonably required for the purposes of the tax affairs of a Warrantholder or any of its Associated Companies;
(h)provided that in the event that any demand or request for disclosure of such information is made pursuant to paragraph 3.2(e) to (g) above, such Warrantholder shall (to the extent reasonably practicable to do so and, further, subject to such notification not being in breach of any applicable confidentiality obligations) promptly notify the Company of the existence of such request or demand and shall provide the Company with a reasonable opportunity to seek an appropriate protective order or other remedy, which both the Warrantholders and Company will cooperate in seeking to obtain. In the event that such appropriate protective order or other remedy is not obtained, the Warrantholder shall furnish, or cause to be furnished, only that portion of the confidential information that is legally required to be disclosed;
(i)the disclosure by a Warrantholder or its Associated Companies is to any of its Associated Companies, Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and representatives and is in respect of such information as such Warrantholder or such Associated Companies shall consider reasonably appropriate, provided that any person to whom the information is to be given pursuant to this paragraph 3.2(i) is informed in writing of its confidential nature and that some or all of such information may be price-sensitive information provided further that that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to such information;
(j)the disclosure of information is on a confidential basis to any bona fide proposed transferee of Warrants (including any Permitted Transferee, third party, professional advisers, auditors, insurers or financiers of such party) wishing to acquire Warrants from a Warrantholder in accordance with the terms of this Instrument to the extent that any such persons need to know the information for the purposes of considering, evaluating, advising on or furthering the potential purchase, or to service providers and professional advisors who in their ordinary course of carrying out their services for such Warrantholder or its Associated Companies may come into contact with confidential information and who are bound by an obligation of confidentiality to such Warrantholder or is otherwise subject to professional obligations to maintain the confidentiality of the information; and

KE 53916-2:120562606.1

(k)the disclosure is to:
(l)another Warrantholder; and
(m)the Warrantholders’ Representative.
3.3No Warrantholder shall use any confidential information relating to the Group for any purpose other than to perform its obligations, or to exercise its rights, under this Instrument.
4.Notices
4.1For the purposes of this paragraph 4, but subject to paragraph 4.7, notice includes any other communication.
4.2Unless otherwise specified in this Instrument, a notice given to a party under or in connection with this Instrument:
(a)shall be in writing and in English;
(b)shall be sent by e-mail (unless a delivery failure message is received by the sender, in which case it may be sent to the registered address of the recipient by another method referred to in paragraph 4.5(b)):
(i)in the case of the Company, to legal-corporate@babylonhealth.com (marked for the attention of the General Counsel);
(ii)in the case of the Initial Warrantholders, to the Warrantholders’ Representative at Ipeer@albacorecapital.com and legal@albacorecapital.com (marked for the attention of Itay Peer and Joe Ohlson), or such other e-mail address or person as that person may notify to the Company in accordance with the provisions of this paragraph 4; and
(iii)in the case of any Warrantholder (other than the Initial Warrantholders) to such e-mail address or person as that Warrantholder shall notify to the Company in accordance with the provisions of this paragraph; and
(c)unless proved otherwise, is deemed received as set out in paragraph 4.5.
4.3Each Warrantholder (other than an Initial Warrantholder) shall register with the Company an e-mail address to which notices can be sent and, if such Warrantholder fails to do so, notice may be given to that Warrantholder by sending the same by any of the methods referred to in paragraph 4.2 to the last known e-mail address of such Warrantholder or, if none, by sending such notice to the Warrantholders’ Representative.
4.4A Warrantholder may change its details for service of notices by giving notice to the Company following any change. Any change notified under this paragraph 4.4 shall take effect at 9am (London time) on the later of:
(a)the date (if any) specified in the notice as the effective date for the change; or
(b)five Business Days after deemed receipt of the notice.
4.5Delivery or receipt (as the case may be) of a notice is deemed to have taken place (if all other requirements in this paragraph 4 have been satisfied):

KE 53916-2:120562606.1

(a)if sent by e-mail, at the time of transmission (provided that no delivery failure message is received by the sender); or
(b)where a delivery failure message is received by the sender:
(i)if delivered by hand, on signature of a delivery receipt or at the time the notice is left at the address;
(ii)if sent by pre-paid first class post, recorded delivery or special delivery to an address in the United Kingdom, at 9am on the second Business Day after posting; or
(iii)if sent by reputable international overnight courier to an address outside the country from which it is sent, on signature of a delivery receipt or at the time the notice is left at the address.
If deemed receipt under the previous sub-paragraphs of this paragraph 4.5 would occur outside business hours (meaning 9am to 5.30pm Monday to Friday on a day that is not a public holiday in the place of deemed receipt), at 9am on the day when business next starts in the place of deemed receipt. For the purposes of this paragraph 4.5, all references to time are to local time in the place of deemed receipt.
4.6To prove service, it is sufficient to prove that:
(a)if delivered by hand or by reputable international overnight courier, the notice was delivered to the correct address;
(b)if sent by e-mail, a transmission report was received confirming that the notice was successfully transmitted to the correct e-mail address; or
(c)if sent by post, the envelope containing the notice was properly addressed, paid for and posted.
4.7This paragraph 4 does not apply to the service of any proceedings or other documents in any legal action or, where applicable, any arbitration or other method of dispute resolution.
4.8All notices with respect to Warrants registered in the names of joint holders shall be given to whichever of such persons is named first in the Register and any notice so given shall be sufficient notice to all the joint registered holders of such Warrants.
4.9Any person who, whether by operation of law, transfer or other means whatsoever, becomes entitled to any Warrant, shall be bound by every notice properly given to the person from whom it derives title to such Warrant.
4.10When a given number of days’ notice must be given, the day of service shall be included but the day on which such notice shall expire shall not be included in calculating the number of days. The signature to any notice to be given by the Company may be written or printed.

KE 53916-2:120562606.1

SIGNATORIES

EXECUTED as a DEED by
BABYLON HOLDINGS LIMITED

By:
/s/ Ali Parsadoust
Name:	Ali Parsadoust
Title:	Director

By:
/s/ Mairi Johnson
Name:	Mairi Johnson
Title:	Director

[Project Garden - Warrant Instrument - Signature Page]